EXHIBIT 12



                            TYCO INTERNATIONAL LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES(1)
                                ($ IN MILLIONS)


     The ratio of earnings to fixed charges for the six months ended March 31, 2000, was computed based on Tyco's Quarterly Report on Form 10-Q/A filed on June 26, 2000. The ratio of earnings to fixed charges for the years ended September 30, 1999 and 1998 and the nine months ended September 30, 1997 was computed based on Tyco's historical consolidated financial statements included in Tyco's Annual Report on Form 10-K/A filed on June 26, 2000. The ratio of earnings to fixed charges for the year ended December 31, 1996 was computed based on the consolidated financial statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999. The ratio of earnings to fixed charges for the year ended December 31, 1995 was computed based on the historical financial statements of Former Tyco, ADT, Keystone, US Surgical and AMP.



                                 Six Months                              Nine Months
                                   Ended                                    ended
                                  March 31,  Year Ended   September 30,   September 30, Year Ended December 31,
                                   2000         1999          1998         1997(5)          1996        1995
                                   ----         ----          ----         -------          ----        ----
Earnings:
Income (loss) before
   extraordinary items and
   cumulative effect of
   accounting changes ......     $ 1,612.7    $ 1,067.7     $ 1,168.6      $(348.5)     $    49.4   $   755.5
Income taxes ...............         546.6        637.5         534.2        348.1          469.4       478.0
                                 ---------    ---------     ---------      -------      ---------   ---------
                                   2,159.3      1,705.2       1,702.8         (0.4)         518.8     1,233.5
                                 ---------    ---------     ---------      -------      ---------   ---------
Fixed Charges:
Interest expense (2) .......         400.2        547.1         307.9        170.0          238.5       247.1
Rentals(3) .................          63.5        127.0         110.6         81.0           99.3        88.3
                                 ---------    ---------     ---------      -------      ---------   ---------
                                     463.7        674.1         418.5        251.0          337.8       335.4
                                 ---------    ---------     ---------      -------      ---------   ---------
Earnings before income taxes
   and fixed charges .......     $ 2,623.0    $ 2,379.3     $ 2,121.3      $ 250.6      $   856.6   $ 1,568.9
                                 =========    =========     =========      =======      =========   =========

Ratio of earnings to fixed
   charges(4) ..............          5.66         3.53           5.07         1.00           2.54        4.68


-------------------

(1) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On April 2, 1999, October 1, 1998, August 29, 1997 and August 27, 1997, Tyco merged with AMP Incorporated, United States Surgical Corporation, Keystone International and Inbrand Corporation, respectively. Each of the five merger transactions qualifies for the pooling of interests method of accounting. As such, the ratios of earnings to fixed charges presented above include the effect of the mergers, except that the calculation presented above for periods prior to January 1, 1997 does not include Inbrand due to immateriality.

     Prior to their respective mergers, AMP, US Surgical, Keystone and ADT had December 31 year ends and Former Tyco had a June 30 fiscal year end. The historical results upon which the ratios are based have been combined using a December 31 year end for AMP, US Surgical, Former Tyco, Keystone and ADT for the year ended December 31, 1996. For 1995, the ratio of earnings to fixed charges reflects the combination of AMP, US Surgical, Keystone and ADT with a December 31 year end and Former Tyco with a June 30 fiscal year end.


(2) Interest expense consists of interest on indebtedness and amortization of debt expense.


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



(3) One-third of net rental expense is deemed representative of the interest factor.

(4) Earnings for the six months ended March 31, 2000, the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995 include merger, restructuring and other non-recurring (credits) charges of $(74.4) million (of which $1.0 million is included in cost of sales), $1,035.2 million (of which $106.4 million is included in cost of sales), $256.9 million, $947.9 million, $344.1 million and $97.1 million, respectively. Earnings also include charges for the impairment of long-lived assets of $99.0 million, $507.5 million, $148.4 million, $744.7 million and $8.2 million in the six months ended March 31, 2000, the year ended September 30, 1999, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively. The 1997 period also includes a write-off of purchased in-process research and development of $361.0 million. The 1995 period also includes a net loss on the disposal of businesses of $34.4 million.

     On a pro forma basis, the ratio of earnings to fixed charges excluding merger, restructuring and other non-recurring (credits) charges, charges for the impairment of long-lived assets, the write-off of purchased in-process research and development and the net loss on the disposal of businesses would have been 5.71x, 5.82x, 5.68x, 6.81x, 5.76x and 5.09x for the six months ended March 31, 2000, the years ended September 30, 1999 and 1998, the nine months ended September 30, 1997 and the years ended December 31, 1996 and 1995, respectively.

(5) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.


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